                                                                  EXHIBIT 10.2





                              EMPLOYMENT AGREEMENT

                               (Larry R. Kloman)



                 THIS AGREEMENT is entered into on June 12, 1996, between VOICE POWERED TECHNOLOGY INTERNATIONAL, INC., a California corporation (the "Company"), and LARRY R. KLOMAN ("Employee").

                 Employee and Company, in consideration of the covenants and agreements hereinafter contained, agree as follows with respect to the employment by the Company of Employee and Employee's future business activities:

                 1. Employment; Term of Employment. The Company hereby employs Employee and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth, effective as of the "Commencement Date" (as defined hereafter). Subject to the provisions for earlier termination as hereinafter provided, Employee's term of employment by the Company shall commence as soon as reasonably possible following the execution and delivery hereof, but in any event not later than July 1, 1996 (the date of actual commencement of employment is referred to herein as the "Commencement Date"), and shall continue thereafter until June 30, 1997.

                  2.       Services to be Rendered by Employee.

                          (a)     On and subject to the terms and provisions
hereof, Employee shall be employed initially as the Company's Vice President of Sales and Marketing, subject to the direction of the Board of Directors or a duly authorized committee thereof from time to time, and subject to the authority and direction of the President and Chief Executive Officer of the Company from time to time. Subject to the foregoing, Employee's responsibilities shall include management of the Company's domestic sales and marketing activities, including management of all sales representative organizations, direct contact with buyers of major customers, development of new customers, development of pricing recommendations, sales and market programs, advertising, public relations materials, and participation in defining the Company's product developments; and, Employee shall have such other powers and duties as may be prescribed by the By-laws, the Board of Directors, or a duly authorized committee thereof, and shall perform such executive duties as from time to time may be decided upon by the Board of Directors, or a duly authorized committee thereof, of the Company. During the term of employment hereunder, Employee's primary employment location shall be the greater Los Angeles, Orange, and Ventura County areas.

                 (b) Employee shall devote substantially all his productive time, energy and ability to the proper and efficient conduct of the Company's business during the term of this Agreement. Employee shall not directly or indirectly render any substantial services of a business, commercial, or professional nature to any person or organization, other than the Company, whether for compensation or otherwise, without the prior written consent of the Board of Directors, or a duly authorized committee thereof, of the Company.

                 3.       Compensation.

                          (a)     For the services to be rendered by Employee
during his employment by the Company, the Company shall pay Employee, commencing as of the Commencement Date, a yearly Base Salary of Ninety Thousand Dollars ($90,000). The Base Salary may be adjusted upward by and at the discretion of the Board of Directors in its sole discretion. The yearly Base Salary shall be payable in equal installments at such times as other employees are paid but in any case at least monthly. In addition, as further compensation to Employee hereunder, Employee shall also be entitled to receive an amount equal to one percent (1%) of the net selling price collected by the

Company on all shipments of the Company's IQ*VOICE Organizers that are made during the period between the Commencement Date and December 31, 1996 to U.S. retail customers with whom the Company has not done business prior to the Commencement Date, except that Employee shall not be entitled to any of such further compensation with regard to products so sold during such period at "close out" prices; and, Employee shall not be entitled to any such further compensation with respect to any shipment of such products subsequent to December 31, 1996.

                 (b)      (1)     Employee shall be eligible to participate in
a Bonus Pool during each "Employee Year" (which for purposes of this Agreement means each fiscal year of the Company during which Employee is employed hereunder, commencing with the 1996 calendar year) or partial Employee Year of this Agreement, except as otherwise provided hereinafter. The Bonus Pool shall equal for each Employee Year 10% of the Net Pre-Tax Income of the Company for such Employee Year or a pro rata portion thereof based on actual employment time in any partial Employee Year. Employee's participation with regard to the current Employee Year (i.e., the 1996 calendar year) shall be based on one-half year of employment for the 1996 calendar year (i.e., July 1, 1996 through December 31, 1996), and Employee's participation thereafter shall continue through to the date of his termination of employment hereunder, as hereinafter described.

                 Except as otherwise provided hereinafter, Employee's share of the Bonus Pool for an Employee Year or partial Employee Year shall be determined by the vote or written consent of a majority of the Board of Directors, provided in no case shall Employee receive less than ten percent (10%) of the Bonus Pool or a pro rata portion thereof where Employee participates in the Bonus Pool for less than a full Employee Year. Other participants in the Bonus Pool will be decided by a vote of Board of Directors of the Company. Notwithstanding anything hereinabove set forth,

Employee shall participate in the Bonus Pool for an Employee Year only if he was employed by the Company during such entire Employee Year, unless termination of employment during such Employee Year (or during the 1996 calendar year, should termination then occur) was pursuant to Paragraph 5(a)(2) hereof, in which case Employee's share of the Bonus Pool shall be what he would have received if he had been employed hereunder until the date of his termination of employment and participated in ten percent (10%) of the Bonus Pool through such time, and except that:

                 (A) for the 1996 Employee Year (i.e., the 1996 calendar year), Employee shall participate on a pro-rata one-half year basis if he remains in the Company's employ through at least December 31, 1996; and

                 (B) for the 1997 Employee Year (i.e., the 1997 calendar year), assuming Employee remains in the employ of the Company under the terms hereof through at least December 31, 1997, and for each full Employee Year (i.e., calendar year) thereafter, Employee shall participate in the Bonus Pool for such Employee Year only if he was employed by the Company during such entire Employee Year.

                 The amounts payable to Employee as a result of the participation in the Bonus Pool shall be paid to Employee in cash within 90 days of the earlier of either (1) the close of each Employee Year or (2) Employee's termination of employment hereunder.

                                  (2)      "Net Pre-Tax Income" of the Company
shall be the consolidated pre-tax income (loss) of the Company for each Employee Year of the Company, or partial Employee Year, if applicable, during the term of this Agreement. (For portions of an Employee Year any time after June 30, 1997, Employee shall be deemed to be employed to the end of the fiscal quarter of the Company ending on or immediately after the date of termination of employment with the Company; in case of termination prior to June 30, 1997, Employee shall be deemed to be employed to the end of the calendar month in which termination occurred if termination occurred later than the 15th day of the calendar month, or to the end of the calendar month immediately preceding the month in which termination occurred if termination occurred on or before the 15th day of the calendar month.) Net Pre-Tax Income shall reflect all revenues less all deductions, including the Base Salary and bonuses but excluding the Bonus Pool, and without deduction for income taxes. Net Pre-tax Income shall be determined under generally accepted accounting principles consistently applied during such Employee Year or partial Employee Year, if applicable, unless required to be changed by generally accepted accounting principles, and such determination shall be made based upon the audited financial statements of the Company for each Employee Year, or, in the case of Net Pre-tax Income for a partial Employee Year, such determination shall be made by the Board of Directors.

                          (c)     The Company shall pay or reimburse Employee
for all expenses normally reimbursed by the Company and reasonably incurred by him in furtherance of his duties hereunder and authorized by the Company, including, without limitation, expenses for entertainment, traveling, meals, hotel accommodations, cellular phone usage, and the like upon submission by him of vouchers or an itemized list thereof as the Board of Directors may from time to time adopt and authorize, and as may be required in order to permit such payments as proper deductions to the Company under the Internal Revenue Code of 1986 and the rules and regulations adopted pursuant thereto now or hereafter in effect.

                          (d)     The Company shall pay to Employee an
automobile allowance of $700 per month for all automobile expenses incurred by Employee, including fuel, repairs, maintenance, insurance, and any other expenses. Employee shall pay all such expenses directly, and shall not be accountable to the Company therefor.

                          (e)     Employee and his immediate family (i.e.,
spouse and children under 21 years of age) shall be entitled to participate, at the Company's expense, in the health insurance plan and other benefit plans and arrangements the Company may have in effect from time to time for its employees and executives with salaries and responsibilities comparable to Employee, in accordance with any policies adopted by the Board of Directors of the Company with regard thereto from time to time.

                          (f)     During the term of his employment hereunder,
Employee shall be entitled to two weeks paid vacation per annum. Use thereof shall be in accordance with the Company's policies in effect from time to time.

                          (g)     Simultaneously herewith, the Company and
Employee are entering into a certain stock option agreement in connection with the transactions contemplated hereunder.

                 4. Direct Competition. While employed by the Company and thereafter (subject to the term described below in this paragraph regarding applicability of the prohibition in this paragraph to periods after termination of employment), Employee will neither permit his name to be used by, nor engage in or carry on, directly or indirectly, either for himself or as a member of a partnership, or as a stockholder (except as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly held corporation), investor, officer or director of a corporation or as an employee, agent, associate or consultant of any person, partnership or corporation, any business in competition with any business carried on by the Company or a parent, subsidiary, affiliate or successor of the Company, provided that for the period after termination of employment, the provision of this Paragraph 4 shall only apply to the Company's voice recognition technology, shall continue for a period of one (1) year after termination of employee's employment hereunder, and shall be limited geographically to those cities and counties in the United States and outside of the United States where the Company's voice recognition technology was being marketed and sold immediately prior to termination of Employee's employment hereunder.

                 5.       Termination of Employment.

                          (a)     On and subject to the terms and provisions
hereof, the Company shall have the right at its option to terminate the employment of Employee hereunder by giving written notice thereof to Employee in the event of any of the following:

                                  (1)      Employee has materially breached any
material provision of this Agreement and does not cure such breach within 20 days after the Company has given notice of such breach (specifying with particularity the basis for such breach) to Employee, or Employee is convicted of fraud or embezzlement, or has engaged in material misconduct in connection with his material duties under this Agreement.

                                  (2)      If the Company gives Employee ninety
(90) days advance written notice of termination of employment.

                                  (3)      If Employee dies (in which case
except as otherwise provided herein employment under this Agreement shall automatically terminate upon such death).

                                  (4)      If Employee shall fail to carry out
or to perform the duties required of him because of mental or physical disability for thirty (30) consecutive days or any thirty (30) days within a sixty (60) day period during the term hereof, and does not resume his duties prior to the termination date specified in the Company's written notice of termination by reason of such;

provided, however, that in no event may any such notice provide a termination date shorter than thirty (30) days from the date the notice is delivered to Employee.

                 Following termination by reason of either death or disability, Employee shall not be entitled to receive any further Base Salary, bonus, or other compensation hereunder for any period thereafter.

                 If Employee's employment is terminated by the Company pursuant to Paragraph 5(a)(2) hereof, then Employee shall receive severance payments equal to the Base Salary (and the further compensation described elsewhere herein relating to certain product shipments through December 31, 1996) which employee would have been entitled to receive through expiration of the initial term of this Agreement (i.e., through June 30, 1997) had he remained in the regular employ of the Company through such time; such payments will be made to Employee in equal monthly installments at the same time his Base Salary payments would have been made had Employee remained in the employ of the Company (and in the case of the further compensation relating to shipments through December 31, 1996, payments shall be made at the time they would have otherwise been made had Employee been employed through the date of termination of employment), and he shall be entitled to continue participating in the Bonus Pool through the date of such termination and such payment from the Bonus Pool shall be paid (i) as provided for in Paragraph 3(b)(1) hereof after the end of an Employee Year or (ii) if earlier, within ninety (90) days after such termination of employment.

                          (b)     Except as specifically provided for in this
Paragraph 5 or by applicable law, Employee shall not be entitled to any severance compensation upon termination of employment with the Company, whether at the Company's or Employee's option. Except as specifically provided in this Paragraph 5, the Company may not terminate Employee's employment for any reason.

                          (c)     Employee shall have the right at his option
to terminate his employment hereunder by giving the Company three (3) months advance written notice of such termination.

                 6. Soliciting Customers; Employees. Employee agrees that he will not for a period of one (1) year immediately following the termination of his employment with the Company, either directly or indirectly, make known to any competing person, firm, or corporation the names or addresses of any of the customers of the Company, including any prospective customers with whom the Company or its agents or its representatives have had discussions or other communications concerning such persons or entities becoming customers of the Company, or any other information pertaining to them. Employee also agrees that following termination of employment hereunder, Employee shall not, directly or indirectly, solicit any employees of the Company to leave the employ of the Company for any reason, nor shall Employee assist or participate with, directly or indirectly, any other person, organization or entity in so doing.

                 7. Trade Secrets of the Company. During the term of employment under this Agreement, Employee will have access to and become acquainted with various trade secrets, consisting of devices, secret inventions, processes, and compilations of information, records, and specifications, and licensing arrangements and potential uses and/or applications of the Company's technology, which are owned by the Company and which are regularly used or to be used in the operation of the business of the Company. Employee shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment. All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of the Company prepared by Employee or otherwise coming into his possession during the term of his employment, shall remain the exclusive property of the Company and shall not be removed under any circumstances from the premises where the work of the Company is being carried on without the prior written consent of the Company, or consistent with the Company's normal business practices.

                 8. Inventions and Patents. Employee agrees that any inventions made by him during the term of his employment, solely or jointly with others, which are made with the equipment, supplies, facilities or trade secrets information of the Company, or which relate at the time of conception or reduction to practice of the invention to the business of the Company or the Company's actual or demonstrably anticipated research or development, or which result from any work performed by Employee for the Company, shall belong solely and exclusively to the Company, and Employee promises to assign such inventions to the Company without additional payment or consideration. Employee also agrees that the Company shall have the right to keep such inventions as trade secrets, if the Company chooses. Employee agrees to assign to the Company Employee's rights in any such inventions where the Company is required to grant those rights to the United States government or any agency thereof.

                 This Agreement does not apply to any inventions which are the subject of Section 2870 of the California Labor Code.

                 In order to permit the Company to claim rights to which it may be entitled, Employee agrees to disclose to the Company in confidence all inventions which Employee makes arising out of Employee's employment, and all patent applications filed by Employee within one (1) year after termination of his employment. The Company agrees to maintain all information and documents provided by Employee in strict confidence and to return any such information and documents (including all copies thereof) to Employee within sixty (60) days of Employee's request therefor which the Company does not obtain ownership of.

                 Employee shall, at the Company's expense, assist the Company in obtaining patents on all inventions, designs, improvements, and discoveries deemed patentable by the Company in the United States and in all foreign countries, and shall execute all documents and do all things necessary to obtain letters patent, to vest the company with full and exclusive title thereto, and to protect the same against infringement by others, all at the Company's expense.

                 9. Confidential Data of Customers of the Company. Employee in the course of his employment may be handling financial, accounting, statistical, and personnel data of customers of the Company. All such data is confidential and shall not be disclosed, directly or indirectly, or used by Employee in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment.

                 10. Severability. Each paragraph and subparagraph of this Agreement shall be construed and considered separate and severable from the validity and enforceability of any other provision contained in this Agreement.

                 11. Assignment. The rights of the Company (but not its obligations) under this Agreement may, with the reasonable consent of Employee (which may be withheld if, among other things, Employee's title or the scope or stature of Employee's responsibilities within the Company would be substantially diminished), be assigned by the Company to any parent, subsidiary, or successor of the Company; provided that such parent, subsidiary or successor acknowledges in writing that it is also bound by the terms and obligations of this Agreement. Except as provided in the preceding sentence, the Company may not assign all or any of its rights, duties or obligations hereunder without prior written consent of Employee. Employee may not assign all or any of his rights, duties or obligations hereunder without the prior written consent of the Company.

                 12. Notices. All notices, requests, demands and other communications shall be in writing and shall be deemed to have been duly given if delivered or if mailed by registered mail, postage prepaid:

                          (a) If to Employee, addressed to him at the address set forth below his name:

                                  Larry R. Kloman
                                  23525 Arlington Avenue
                                  Torrance, California 90501



                          (b)     If to the Company, addressed to:


                                  Voice Powered Technology International, Inc.
                                  15260 Ventura Boulevard, Suite 2200
                                  Sherman Oaks, California 91403
                                  Attention:  Mr. Edward M. Krakauer, President



                                  with a copy to:


                                  Samuel H. Gruenbaum, Esq.
                                  Cox, Castle & Nicholson, LLP
                                  28th Floor
                                  2049 Century Park East
                                  Los Angeles, California 90067

or to such other address as any party hereto may request by notice given as aforesaid to the other parties hereto.

                 13. Titles and Headings. Titles and headings to paragraphs hereof are for purposes of reference only and shall in no way limit, define or otherwise affect the provisions hereof.

                 14. Governing Law. This Agreement is being executed and delivered and is intended to be performed in the State of California, and shall be governed by and construed in accordance with the laws of the State of California.

                 15. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart. Facsimile signatures shall be accepted by the parties as valid and binding in lieu of original signatures; however, if facsimile signatures are presented by any party in lieu of original signatures, within two (2) business days after execution of the Agreement such party shall also deliver to counsel for the other party(ies) an original signature page signed by that party (but failure to do so shall not affect the validity of this Agreement).

                 16. Cumulative Rights. Each and all of the various rights, powers and remedies of the Company in this Agreement shall be considered as cumulative, with and in addition to any rights, powers or remedies of the Company and no one of them as exclusive of the others or as exclusive of any other rights, powers and remedies allowed by law. The exercise or partial exercise of any right, power or remedy shall neither constitute the election thereof nor the waiver of any other right, power or remedy.

                 17. Entire Agreement. This Agreement is being entered into concurrently with the Stock Option Agreement pursuant to which the Company has granted to Employee options to purchase up to 50,000 shares of the Company's common stock on the terms and conditions therein set forth, and all of such documents contain the entire agreements of the parties hereto with respect to the subject matter hereof and thereof, and each such agreement may be modified or amended only by a written instrument executed by both parties to such agreement.

                 18. Good Faith. Each of the parties hereto agrees that he or it shall act in good faith in all actions taken under this Agreement.

                 19. Expenses of Proceedings. In the event that any party hereto brings any type of proceeding to enforce the terms and conditions of this Agreement, the prevailing party in such proceeding shall be entitled to recover from the unsuccessful party all incidental costs and reasonable attorneys' and paralegals' fees incurred by said prevailing party.

                 20. Dispute Resolution. Any dispute or disagreement concerning this Agreement or any term or provision hereof shall be heard and determined by a reference under and in accordance with the provision of sections 638 to 645.1 or the California Code of Civil Procedure, and the prevailing party therein shall be entitled to recover its reasonable attorneys' fees and litigation and court costs and expenses (including the fees of the referee or temporary judge).

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                          VOICE POWERED TECHNOLOGY
                                          INTERNATIONAL, INC.





                                          By:  /s/ Edward M. Krakauer
                                               ---------------------------
                                               Its:     President





                                               /s/ Larry R. Kloman
                                               ----------------------------
                                                   Larry R. Kloman
                                                   23525 Arlington Avenue
                                                   Torrance, California 90501